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                                                                     EXHIBIT 8.1



                             BASS, BERRY & SIMS PLC
                                Attorneys at Law
                    ----------------------------------------
                    A PROFESSIONAL LIMITED LIABILITY COMPANY

                                 AmSouth Center
                        315 Deaderick Street, Suite 2700
                         Nashville, Tennessee 37238-3001
                                 (615) 742-6200


                                 April 24, 2006


Spheris Inc.
720 Cool Springs Boulevard, Suite 200
Franklin, Tennessee 37067

         Re: Offer for All Outstanding 11% Senior Subordinated Notes Due 2012 of Spheris Inc. in Exchange for 11% Senior Subordinated Notes Due 2012 of Spheris Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Spheris Inc., a Delaware corporation (the "Company"), and the Guarantors (as defined below) in connection with the public offering of up to $125,000,000 aggregate principal amount of 11% Senior Subordinated Notes Due 2012 (the "New Notes") of the Company that are to be guaranteed on an unsecured senior subordinated basis (the "Guarantees") by the subsidiaries of the Company listed on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the "Guarantors"). The New Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount and denomination of the Company's issued and outstanding 11% Senior Subordinated Notes Due 2012 (the "Old Notes"), as contemplated by the Registration Rights Agreement dated as of December 22, 2004 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and the Initial Purchasers (as defined therein). The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of December 22, 2004, by and among the Company, the Guarantors and The Bank of New York (the "Trustee").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 of the Company relating to the Exchange Offer, as filed with the Securities and Exchange Commission (the "Commission") on March 22, 2006 (such Registration Statement, as amended to date, being hereinafter referred to as the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; (v) the form of the New Notes; and (vi) executed copies of the Guarantees. We also have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.



         NASHVILLE Downtown - KNOXVILLE - MEMPHIS - NASHVILLE Music Row
                               www.bassberry.com

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Spheris Inc.
April 24, 2006
Page 2


         Based on the foregoing, the statements in the Registration Statement set forth under the caption "Material United States Federal Income Tax Considerations," constitute our opinion of the material U.S. federal income tax considerations applicable to the offering of the New Notes. In arriving at the opinion expressed above, we have assumed that the New Notes will be duly executed and delivered in substantially the forms set forth in the Indenture and will be issued as described in the Registration Statement.

         You should be aware that the above opinions are based on our interpretations of current law, including court authority and existing final and temporary U.S. Treasury regulations, which law is subject to change both prospectively and retroactively. Our opinions are not binding on the Internal Revenue Service or a court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinions if litigated. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion may be adversely affected.

         This opinion is rendered solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to all references to Bass, Berry & Sims PLC included in or made part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion may not be relied upon for any other purpose.

         No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any other country or any state or locality.

                                        Very truly yours,

                                        /s/  Bass, Berry & Sims PLC



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                                   SCHEDULE I

                               LIST OF GUARANTORS

                                               STATE OR OTHER JURISDICTION OF
     NAME OF GUARANTOR                         INCORPORATION OR ORGANIZATION
Spheris Operations Inc.                                Tennessee
Spheris Canada Inc.                                    Tennessee
Spheris Leasing LLC                                    Tennessee
Vianeta Communications                                 California